Exhibit 99

Infinity Property and Casualty Reports 16% Growth in Earnings and 13% Growth in Book Value

          BIRMINGHAM, Ala., Oct. 27 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported for the third quarter of 2005:

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,

(in millions, except per share amounts and ratios)	2005	2004	% Change		2005	2004	% Change

Gross written premiums	$230.0	$232.0	(0.9)%		$767.2	$707.2	8.5%
Revenues	$262.8	$240.5	9.3%		$797.0	$709.1	12.4%
Net earnings	$26.7	$23.0	16.2%		$74.4	$64.7	14.9%
Net earnings per diluted share	$1.28	$1.10	16.4%		$3.56	$3.10	14.8%
Operating earnings(1)	$18.6	$21.1	(12.0)%		$52.9	$60.9	(13.1	) %
Operating earnings per diluted share (1)	$0.89	$1.01	(11.9)%		$2.53	$2.92	(13.4	) %
Underwriting income (1)	$21.2	$22.0	(3.4)%		$66.4	$65.5	1.3%
Combined ratio	91.3%	90.0%	1.3	pts	90.8%	89.9%	0.9	pts
Book value per share	$28.54	$25.19	13.3%		$28.54	$25.19	13.3%
Return on equity	18.3%	18.4%	(0.1	) pts	17.4%	17.7%	(0.3	)pts
Operating income return on equity (1)	12.8%	16.9%	(4.2	) pts	12.4%	16.7%	(4.3	) pts
Debt to total capital	25.3%	27.8%	(2.5	) pts	25.3%	27.8%	(2.5	) pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

          In Infinity’s 17 focus states, personal auto gross written premiums grew 1.2% and 12.2% compared to the three months and nine months ended September 30, 2004. Personal auto policies-in-force in the 17 focus states grew 11.0% compared to September 30, 2004. Personal auto premium growth in California, Infinity’s largest state, was 5.2% compared to the third quarter of the prior year. Personal auto policy counts in California were up 4.2% compared to September 30, 2004.

          Revenues for the three months and nine months ended September 30, 2005 increased primarily due to higher earned premiums.  Earned premiums increased 10.6% and 11.2% for the three months and nine months ended September 30, 2005. Realized gains from sales of securities of $22.3 million also contributed to revenue growth for the nine months ended September 30, 2005.

          Net earnings for the three and nine months ended September 30, 2005 include a $6.9 million tax benefit from the utilization of net operating loss carry-forwards.  Net earnings for the same periods of the prior year include a $2.1 million tax benefit from the utilization of alternative minimum tax credits.

          Pre-tax losses from hurricanes Katrina and Rita were a combined $1.3 million and contributed 0.5 points to the net combined ratio in the third quarter of 2005.  In comparison, pre-tax losses from the four hurricanes in the third quarter of 2004 were $1.9 million and contributed 0.9 points to the net combined ratio.

          2005 Earnings Guidance
          Infinity is affirming its guidance of $3.20-$3.40 per diluted share.

          Forward-Looking Statements
          This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes,” “expects,” “may,” “should,” “intends,” “plans,” “anticipates,” “estimates,” or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements.  Examples of such forward looking statements include statements relating to Infinity’s expectations concerning market conditions, premium growth, earnings, investment performance, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, the actions of our competitors, the time to receive approval for the rollout of new programs and requested rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions) and changes in driving patterns and loss trends.  Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements.  For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call
          The Company will hold a conference call to discuss 2005 third quarter results at 11:00 a.m. (ET) today, October 27.  There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-295-4740 and providing the confirmation code 95569473.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 12:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, November 3, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 10139904.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

          Infinity Property and Casualty Corporation
          Statement of Earnings
          (in millions, except EPS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2005	2004	2005	2004

Income:
Earned premiums	$243.9	$220.5	$722.7	$649.6
Net investment income	16.2	16.1	48.9	49.2
Realized gains (1)	1.8	2.8	22.3	5.9
Other income (2)	0.9	1.1	3.1	4.4
	262.8	240.5	797.0	709.1
Expenses:
Loss and loss adjustment expenses (3)	168.4	151.6	500.9	449.8
Commissions and other underwriting expenses	54.3	47.0	155.4	134.4
Interest expense on debt	2.8	2.9	8.3	8.0
Corporate general and administrative expenses	1.8	1.5	5.1	4.8
Loss on retirement of long-term debt	—	—	—	3.4
Other expenses (4)	6.6	6.3	26.1	14.9
	233.9	209.3	695.8	615.3
Income before taxes	28.9	31.2	101.1	93.8
Income taxes (5)	2.2	8.3	26.8	29.1
Net earnings	$26.7	$23.0	$74.4	$64.7
Net earnings per share - basic	$1.29	$1.12	$3.60	$3.15
Weighted average shares - basic	20.642	20.567	20.632	20.555
Net earnings per share - diluted	$1.28	$1.10	$3.56	$3.10
Weighted average shares - diluted	20.889	20.841	20.882	20.855

          Note: Columns may not foot due to rounding

Notes:
(1)	Realized gains for the nine months ended September 30, 2005 include $19.8 million of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.
(2)	Other income for the nine months ended September 30, 2004 includes a $1.1 million pre-tax gain from the sale of a building in Dallas, Texas.
(3)

Loss and loss adjustment expenses for the three months and nine months ended September 30, 2005 includes $2.4 million and $18.9 million, respectively, of favorable development on prior accident period loss and loss adjustment expense reserves. Loss and loss adjustment expenses for the three months and nine months ended September 30, 2004 includes $4.3 million and $6.8 million, respectively, of favorable development on prior accident period loss and loss adjustment expense reserves.

(4)

Other expenses for the nine months ended September 30, 2005 include a $2.6 million pre-tax loss from subleased space. Other expenses for the nine months ended September 30, 2005 also increased as a result of higher than average premium receivables charged off in the second and third quarters of 2005 from more liberal credit terms in several states and higher than average corporate litigation expenses in the first quarter of 2005.

Other expenses for the nine months ended September 30, 2004 include a $0.7 million pre-tax loss related from subleased space.
(5)

Income taxes for the three and nine months ended September 30, 2005 include a $6.9 million tax benefit from the utilization of net operating loss carryforwards. Income taxes for the three and nine months ended September 30, 2004 include a $2.1 million tax benefit from the utilization of Alternative Minimum Tax credits originating in years prior to 2003.

          Infinity Property and Casualty Corporation
          Condensed Balance Sheet
          (in millions, except book value per share)

	For the Period Ended

	September 30, 2005	June 30, 2005

Assets:
Investments:
Fixed maturities (1)	$1,299.0	$1,180.8
Equity securities	56.0	43.6
Total investments	1,355.0	1,224.5
Cash and cash equivalents (1)	87.9	227.3
Accrued investment income	14.7	15.2
Agents’ balances and premiums receivable	295.2	306.9
Prepaid reinsurance premiums	11.0	12.1
Amounts recoverable from reinsurers	22.4	22.7
Deferred policy acquisition costs	76.1	79.2
Current and deferred income taxes (2)	26.5	7.6
Prepaid expenses, deferred charges and other assets	21.8	27.4
Goodwill	75.3	75.3
Total assets	$1,985.9	$1,998.1
Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$640.4	$644.4
Unearned premium	423.0	440.8
Amounts payable to reinsurers	4.5	4.3
Long-term debt	199.4	199.3
Commissions payable	29.6	29.9
Accounts payable, accrued expenses and other liabilities	100.0	102.8
Total liabilities	1,396.9	1,421.6
Shareholders’ Equity
Common stock	20.7	20.7
Additional paid-in capital	331.2	330.8
Treasury Stock (3)	(1.1)	(0.1)
Retained Earnings (4)	237.3	211.9
Unearned compensation (restricted stock)	(0.1)	(0.1)
Unrealized gains, net (5)	1.0	13.3
Total shareholders’ equity	589.0	576.5
Total liabilities and shareholders’ equity	$1,985.9	$1,998.1
Shares Outstanding	20.641	20.653
Book Value per Share	$28.54	$27.91

Note:  Columns may not foot due to rounding

Notes:
(1)	Cash received from sales of securities in the second quarter was reinvested in longer term securities during the third quarter resulting in the decline in cash and short-term investments.
(2)	The increase in current and deferred income tax asset is a result of a reduction in unrealized gains on securities and a reduction in the valuation allowance relating to capital loss carryforwards.
(3)	Infinity repurchased 29,720 shares for an average cost of $33.59 per share in the third quarter of 2005.
(4)	Net income of $26.7 million less shareholder dividends of $1.2 million resulted in the increase in retained earnings from June 2005.
(5)	Unrealized gains fell by $12.3 million for the quarter primarily as a result of a general increase in market interest rates during the third quarter.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in millions, except EPS)	2005	2004	2005	2004

Earned premiums	$243.9	$220.5	$722.7	$649.6
Loss and loss adjustment expenses	168.4	151.6	500.9	449.8
Commissions and other underwriting expenses	54.3	47.0	155.4	134.4
Underwriting income	21.2	22.0	66.4	65.5
Net investment income	16.2	16.1	48.9	49.2
Other income	0.9	1.1	3.1	4.4
Interest expense on debt	(2.8)	(2.9)	(8.3)	(8.0)
Corporate general and administrative expenses	(1.8)	(1.5)	(5.1)	(4.8)
Loss on retirement of long-term debt	—	—	—	(3.4)
Other expenses	(6.6)	(6.3)	(26.1)	(14.9)
Pre-tax operating income	27.1	28.4	78.8	88.0
Income tax expense	8.5	7.3	25.9	27.0
Operating earnings, after-tax	18.6	21.1	52.9	60.9
Realized gains	1.8	2.8	22.3	5.9
Income tax expense (benefit)	0.6	1.0	7.8	2.0
Utilization of capital loss carry-forward	(6.9)	—	(6.9)	—
Realized gains (after-tax)	8.1	1.8	21.4	3.8
Net earnings	$26.7	$23.0	$74.4	$64.7
Operating earnings per share - diluted	$0.89	$1.01	$2.53	$2.92
Net realized gains	0.06	0.09	0.70	0.18
Utilization of capital loss carry-forward	0.33	—	0.33	—
Net earnings per share - diluted	$1.28	$1.10	$3.56	$3.10

          Note: Columns may not foot due to rounding

          Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                        10/27/2005
          /CONTACT: Amy Starling, AVP, Investor Relations of Infinity Property and Casualty Corporation, +1-205-803-8186/
          /Web site:  http://www.ipacc.com/